Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Monarch Casino & Resort, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Amount	Proposed Maximum	Maximum Aggregated		Amount of
Security Type	Security Class Title	Fee Calculation Rule	Registered (1)	Price per Unit (2)	Offering Price (3)	Fee Rate	Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	1,000,000	66.45	66,450,000	0.0001476	9,808.02
	Total Offering Amount				66,450,000
	Total Fee Offsets (4)						-
	Net Fee Due						9,808.02

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also registers, in addition to the number of shares stated above, an indeterminate number of additional shares of Common Stock, $0.01 par value ("Common Stock") of the Company which may become issuable under the 2014 Equity Incentive Plan, as amended (the "Plan") in connection with certain corporate transactions or events, including any recapitalization, reorganization, merger, consolidation, spin-off, stock dividend, stock split, or any other similar transaction effected which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Calculated in accordance with paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low sales prices per share of Common Stock as reported on The NASDAQ Global Select Market on June 10, 2024.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act.

(4)	The Company does not have any fee offsets.

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